Exhibit 9.3
VOTING AGREEMENT
     VOTING AGREEMENT, effective as of June 30, 2004 (this “Agreement”), by and between BIOPHARM, LLC, a Delaware limited liability company (“BioPharm”) and Biologika, L.L.C., a Maryland limited liability company (“Biologika”).
BACKGROUND
     BioPharm is the beneficial and record owner of 1,412,896 shares (the “BioPharm Shares”) of the voting class A common stock (“Class A Stock”) of Emergent BioSolutions Inc., a Delaware corporation (the “Company”) and Biologika is the beneficial and record owner of 477,941 shares of Class A Stock. The parties desire to enter into this voting agreement in order to codify their mutual understanding regarding the voting of the Class A Stock (and any other voting capital stock of the Company that may hereafter be held by either party) and Biologika’s right to participate in certain sales of securities by BioPharm.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and adequate consideration, the parties hereby agree as follows:
1.   Representations and Warranties. Each of BioPharm and Biologika hereby represent and warrant to the other that:
     (a) it has the requisite power and authority to enter into and perform this Agreement;
     (b) its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;
     (c) this Agreement has been duly executed by an authorized officer of such party; and
     (d) the performance of this Agreement by it will not require it to obtain the consent, waiver or approval of any person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which it is bound.
2.   Quorum. Biologika shall, at any time it owns any capital stock of the Company and such capital stock has rights to vote at any annual, special or other general meeting of the Company’s stockholders, and at any adjournment or adjournments thereof, cause all such capital stock to be present in person or by proxy at such meeting for purposes of determining whether a quorum is present at any such meeting.
3.   Voting. Biologika shall, at any time it owns any capital stock of the Company and such capital stock has rights to vote at any annual, special or other general meeting or pursuant to a written resolution of the Company’s stockholders, vote such shares for and against and abstain from voting with respect to any proposal in the same manner and to the same extent as BioPharm. Biologika hereby irrevocably grants BioPharm a proxy, coupled with an interest, with full power of substitution, to vote all shares of the Company’s capital stock owned by Biologika in the manner described in the preceding sentence.

4.   Co-Sale Right. In the event that BioPharm receives a bona fide arms’ length offer from an offeror to purchase a majority of the capital stock of the Company held by BioPharm for a specified price payable in cash or otherwise and on specified terms and conditions, BioPharm shall promptly forward a written notice to Biologika indicating the amount of shares to be sold, the purchase price for the shares and any other material terms of the offer. BioPharm shall not transfer any shares to the offeror unless the terms of the offer are extended to Biologika with respect to Biologika’s proportionate percentage of the aggregate number of shares to which the offer relates; provided, however that in the event that Biologika does not accept the terms of the offer within ten (10) days of receipt of notice by BioPharm, then such co-sale right shall terminate. The proportionate percentage is equal to a fraction the numerator of which is the number of shares then held by BioPharm or Biologika, as the case may be, and the denominator of which, is the number of shares, in the aggregate, then held by BioPharm and Biologika. Biologika shall be required to execute and deliver such documents and instruments and make such representations and warranties and take such other actions as are customary in such sales and are consistent with those being made by BioPharm.
5.   Transfer Restrictions; Legend.
     (a) Transfer Restrictions. Biologika hereby agrees that all transfers of the Company’s capital stock made by it shall be made subject to this Agreement and any transferee will agree in writing to be bound by the terms and provisions of this Agreement as a condition precedent to any such transfer.
     (b) Legend. Each certificate representing any shares of capital stock of the Company held by either party shall be endorsed with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AND OTHER RESTRICTIONS SET FORTH IN A VOTING AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER PARTIES. TRANSFER OF THE SECURITIES IS SUBJECT TO THE RESTRICTIONS CONTAINED IN SUCH AGREEMENT.
     (c) Removal of Transfer Restrictions. Following the underwritten initial public offering of the Company’s capital stock or such other date that the Company’s capital stock is first listed on a national securities exchange or quoted on the over-the-counter market, Biologika shall be entitled to transfer shares of capital stock of the Company in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act of 1933 or in transactions directly with a market maker, as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934 (a “Public Sale Transaction”) free from any restriction hereunder, subject to the following conditions:
(i)	Biologika shall first deliver to BioPharm a written notice (the “First Offer Notice”), which First Offer Notice shall be irrevocable for a period of 7 days after receipt thereof, offering to sell to BioPharm at Fair Market Value (as defined below) all of such shares of capital stock of the Company that Biologika desires to sell.

(ii)	BioPharm shall have the right and option to notify Biologika, in a writing delivered within 7 days of receipt of the First Offer Notice, of its election to purchase all or any portion of the shares offered under the First Offer Notice at Fair Market Value and consummate such purchase within 7 days thereafter. Any shares so acquired from Biologika shall no longer be subject to this Agreement.

(iii)	If BioPharm declines to purchase all or any portion of the shares subject to the First Offer Notice, Biologika shall have the right to sell such shares in a Public Sale Transaction free from any restriction hereunder, including but not limited to the legend set forth in Section 5(b) above. Any shares not sold in accordance with the procedure set forth in this Section 5 shall remain subject to this Agreement.

(iv)	“Fair Market Value” of a share of capital stock of the Company as of a specified date for the purposes of this Section 5 shall mean the closing price of a share of such capital stock on the principal securities exchange on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded.
6.   Additional Shares. If, after the effective date hereof, either party or any of its affiliates acquires beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or through any stock dividend or stock split, the provisions of this Agreement shall thereafter be applicable to such Additional Shares as if such Additional Shares had been held by such party as of the effective date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by such party or its affiliates of beneficial ownership of such Additional Shares. Such Party shall cause any affiliate that acquires Additional Shares to enter into a written joinder to this Agreement in form and substance satisfactory to the other party.
7.   Termination. It is the intention of the parties that this Agreement shall survive the initial public offering of the Company and continue in force at any time when the Company is a public reporting company. This Agreement shall automatically terminate on the seventh (7th) anniversary of the effective date hereof. Upon the termination of this Agreement, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination, and the parties shall each be entitled to receive certificate(s) representing such holder’s shares without the legend required by Section 5 herein upon the surrender of the certificate(s) representing such shares to the Company.

8.   Miscellaneous.
     (a) Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. The parties hereto agree to cause their affiliates to agree in writing to be bound by the terms of this Agreement prior to, or immediately upon, the acquisition of shares by such affiliates.
     (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. However, any party may waive any condition to the obligations of any other party hereunder.
     (c) Equitable Relief. The parties agree that it is impossible to determine the monetary damages which would accrue to any party by reason of the failure of any party to perform any of its obligations under this Agreement requiring the performance of an act other than the payment of money only. Each party shall be entitled to enforce its rights under this Agreement specifically and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. In the event of a breach or threatened breach by a party of any of the provisions of this Agreement, the other parties hereto shall be entitled to an injunction restraining such party from any such breach, and each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. The availability of such remedies shall not prohibit any party from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from a breaching party.
     (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, facsimile or mail, certified or registered mail (return receipt requested) with postage prepaid:
(i)	If to BioPharm, to:

BioPharm, LLC 3500 N. Martin Luther King, Jr. Blvd. Building One, 3rd Floor Lansing, MI 48906 Attn: Robert G. Kramer, Sr.

(ii)	If to Biologika, to:

Mauro I. Gibellini 300 Professional Drive Gaithersburg, Maryland 20879

or to such other address as any party may have furnished to the others in writing in accordance herewith.
     (e) Arbitration.
     Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration in accordance with the following provisions:
          (i) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, except disputes determined not to be arbitratable by the arbitrator. Disputes include actions for breach of contract with respect to this Agreement or the related agreement. In addition, the arbitrator selected according to procedures set forth below will determine the arbitrability of any matter brought to them, including their authority to impose equitable remedies that may be requested in good faith by a party, and their decision will be final and binding on the parties.
          (ii) Venue. The venue for the arbitration will be in Washington, D.C.
          (iii) Law. The governing law for the arbitration will be the law of the State of Delaware without reference to its conflicts of laws provisions.
          (iv) Selection. There will be a single arbitrator appointed by the American Arbitration Association.
          (v) Administration. The arbitration will be administered by the American Arbitration Association.
          (vi) Rules. The rules of arbitration will be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time. If there is any conflict between the Commercial Arbitration Rules and the provisions of this section, the provisions of this section will prevail.
          (vii) Substantive Law. The arbitrator will be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrator will make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law.
          (viii) Decision. The arbitrator’s decision will provide a reasoned basis for the resolution of each dispute and for any award. The arbitrator will not have power to award damages in connection with any dispute in excess of actual compensatory damages.
          (ix) Fees; Expenses. Unless the arbitrator’s decision otherwise directs each party will bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties will share equally the fees and expenses of the American Arbitration Association and the arbitrator.
          (x) Remedies; Award. The arbitrator will have power and authority to award any remedy or judgment that could be awarded by a court of law in the District of Columbia, subject to the limitations set forth in this Agreement. The award rendered by arbitrator will be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.
     (f) Applicable Law. This Agreement and the legal relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to or application of any conflicts of law principles.
     (g) Counterparts; Facsimile Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed original but all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
     (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.
     (i) Severability of Provisions. The provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement would be held to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into effective as of the date first set forth above.

BIOPHARM, L.L.C.
By:	/s/ Robert G. Kramer
	Name:	Robert G. Kramer
Title:

BIOLOGIKA, L.L.C.
By:	/s/ Mauro Gibellini
	Name:	Mauro Gibellini
	Title:	General Manager